Exhibit 99.1

OmniAb Reports Fourth Quarter and Full Year 2025 Financial Results and Business Highlights
Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (March 4, 2026) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the quarter and year ended December 31, 2025, and provided operating and partner program updates.

“OmniAb exited 2025 with an expanded base of 107 active partners and a growing portfolio of 407 active programs. Our differentiated technologies support our business outlook and allow us to add programs while maintaining a disciplined cost structure. As our partner pipeline continues to advance, several later-stage assets are emerging with potential to generate meaningful milestones and, ultimately, recurring royalty revenue,” said Matt Foehr, Chief Executive Officer of OmniAb. "Our focus on innovation was evident in the recent launch of OmniUltra™, which strengthens our ability to attract new partners and service new programs. Additionally, we continue to see strong interest in the xPloration partner access program and are excited about its contributions to the business.”

Fourth Quarter 2025 Financial Results

Revenue for the fourth quarter of 2025 was $8.4 million, compared with $10.8 million for the same period in 2024, with the decrease primarily related to a decline in license revenue and service revenue, partially offset by an increase in milestone and royalty revenue and the addition of xPloration revenue.

Research and development expense was $13.9 million for the fourth quarter of 2025, compared with $13.3 million for the same period in 2024, with the increase due to a $3.9 million impairment charge primarily related to certain small molecule ion channel property and equipment, partially offset by lower personnel expenses related to reduced headcount and share-based compensation expense, and lower external expenses associated with legacy small molecule ion channel programs. General and administrative expense was $6.8 million for the fourth quarter of 2025, compared with $7.4 million for the same period in 2024, with the decrease primarily due to lower share-based compensation expense.

Net loss for the fourth quarter of 2025 was $14.2 million, or $0.11 per share, compared with a net loss of $13.1 million, or $0.12 per share, for the same period in 2024.

Full Year 2025 Financial Results

Revenue for 2025 was $18.7 million, compared with $26.4 million for 2024. The decline was primarily due to a decrease in license revenue of $2.5 million and milestone revenue of $1.6 million. Service revenue declined as a result of the completion or discontinuation of certain legacy small molecule ion channel programs. These decreases were offset by the addition of $0.8 million in xPloration revenue reflecting the sale of an instrument and related consumables.

Cost of xPloration revenue was $0.3 million for 2025 and consisted of direct costs associated with the sale of the xPloration instrument and associated consumables. Research and development expense was

$47.8 million for 2025, compared with $55.1 million for 2024, primarily due to lower personnel expenses related to reduced headcount and share-based compensation expense, lower external expenses associated with legacy small molecule ion channel programs and a decline in contract research costs, partially offset by a $3.9 million impairment charge primarily related to certain small molecule ion channel property and equipment. General and administrative expense was $29.2 million for 2025, compared with $30.7 million for 2024 with the decrease primarily due to lower legal fees and share-based compensation expense. Other operating income, net for 2025 was $2.5 million and reflected a gain of $3.0 million from the sale of a small molecule Kv7.2 program partially offset by a $0.3 million increase in contingent liability expense attributed to changes in certain ion channel programs. Other operating income, net during 2024 was $2.4 million and included a $2.5 million reduction in contingent liabilities primarily attributed to changes in small molecule ion channel programs.

Net loss for 2025 was $64.8 million, or $0.57 per share, compared with a net loss of $62.0 million, or $0.61 per share, for the same period in 2024.

As of December 31, 2025, OmniAb had cash, cash equivalents and short-term investments of $54.0 million.

2026 Financial Guidance

OmniAb expects 2026 revenue to be in the range of $25 million to $30 million, and costs and operating expenses to be in the range of $80 million to $85 million. Cash costs and operating expenses is expected to be in the range of $50 million to $55 million (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure). The Company expects to end the year with cash and cash equivalents in the range of $30 million to $35 million. The 2026 effective tax rate is expected to be approximately 0%.

Fourth Quarter 2025 and Recent Business Highlights

During the fourth quarter of 2025, OmniAb entered into new license agreements including with Dana Farber Cancer Institute, Mabtrx Biosciences and two global pharmaceutical companies. As of December 31, 2025, the Company had 107 active partners and 407 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized.

In December 2025, the Company launched OmniUltra™, the industry’s first and only transgenic chicken engineered to express ultralong CDRH3 domains on a human antibody framework. OmniUltra also enables the isolation of picobodies™, the smallest known natural antibody-derived binding domain (4–6 kDa), which are approximately one-third the size of a nanobody®. OmniUltra is designed to deliver pre-optimized specificity, affinity and structural stability, streamlining hit-to-lead identification. By generating both antibodies and picobodies, it is ideal for applications such as bispecifics, multispecifics, CAR-T, radioligands and stand-alone peptide therapeutics.

OmniAb and GSK published a paper titled “Voltage sensor interaction site for a selective small molecule Nav1.1 sodium channel potentiator that enhances firing of fast-spiking interneurons” in the October 2025 edition of Molecular Pharmacology. The paper highlights the potential for Nav1.1 as a therapeutic target for seizure disorders.

Business and partner highlights from the fourth quarter of 2025 and recent weeks included the following:

IMVT-1402 & batoclimab

•The potentially registrational trial with IMVT-1402 in difficult-to-treat rheumatoid arthritis is fully enrolled, with topline data expected in the second half of this year. Topline data from the proof-of-concept trial with IMVT-1402 in cutaneous lupus erythematosus is also expected in the second half of the year.
•Potentially registrational studies with IMVT-1402 in Graves’ disease (GD), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy and Sjögren’s disease remain on track with topline data in each of GD and MG expected in 2027.
•Immunovant anticipates sharing topline data from its two Phase 3 studies evaluating batoclimab as a treatment for active, moderate-to-severe thyroid eye disease in the first half of this year.

TEV- '408

•Topline results of the Phase 1b trial evaluating TEV-'408 for vitiligo are expected in the first half of this year. Topline results of the Phase 2a trial evaluating TEV-'408 for celiac disease are expected in the second half of this year.
•Teva Pharmaceuticals announced a funding agreement with Royalty Pharma of up to $500 million to accelerate the clinical development of Teva’s anti-IL-15 antibody TEV-'408 for vitiligo.

Precemtabart tocentecan (M9140)

•Merck KGaA indicated that based on Phase 1 data, it plans to advance precemtabart tocentecan, a novel anti‑CEACAM5 antibody‑drug conjugate with topoisomerase 1 inhibitor payload, to Phase 3 trials in metastatic colorectal cancer, with the study initiation anticipated in 2026.

RNDO-564

•In December 2025, Rondo Therapeutics announced the first patient was dosed in its Phase 1/1b clinical trial evaluating RNDO-564.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549-8228 using the conference ID 62412. Slides, as well as the live and replay webcast, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®
OmniAb licenses cutting-edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B-cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, are used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the growth prospects of our business; the potential for later-stage assets to generate milestones and recurring royalty revenue; the ability to add new partners and programs; the ability to maintain a disciplined cost structure; the expected value and performance of our technologies and the opportunities they may create, including OmniUltra; potential contributions to our business by our xPloration partner access program; scientific presentations and clinical and regulatory events of our partners and the timing thereof and their perspectives on and expectations for their product candidates; and our 2026 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future operating results and success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may not achieve our financial guidance; our operating expenses may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Note Regarding Use of Non-GAAP Financial Measure

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also projected cash costs and operating expenses, which is a non-GAAP financial measure, adjusted to exclude share-based compensation, depreciation and amortization of intangibles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, OmniAb believes the presentation of projected non-GAAP cash costs and operating expenses, when viewed in conjunction with GAAP figures, provides investors with a more meaningful understanding of future operating performance. Cash costs and operating expense is not intended to be considered in isolation or as a substitute for costs and operating expenses. A reconciliation between projected cash costs and operating expenses and projected GAAP costs and operating expenses is provided later in this press release.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Yvonne Briggs
ybriggs@allianceadvisors.com
(310) 691-7100
[Tables Follow]

OMNIAB, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$25,524	$27,598
Short-term investments	28,501	31,836
Accounts receivable, net	7,390	5,272
Prepaid expenses and other current assets	3,926	3,432
Total current assets	65,341	68,138
Intangible assets, net	125,149	138,060
Goodwill	83,979	83,979
Property and equipment, net	9,428	15,492
Operating lease right-of-use assets	15,545	17,789
Restricted cash	560	560
Other long-term assets	912	1,540
Total assets	$300,914	$325,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,879	$2,297
Accrued expenses and other current liabilities	6,291	6,141
Current contingent liabilities	1,044	531
Current deferred revenue	3,161	2,337
Current operating lease liabilities	3,879	3,782
Total current liabilities	16,254	15,088
Long-term contingent liabilities	315	953
Deferred income taxes, net	785	2,314
Long-term operating lease liabilities	16,455	19,382
Long-term deferred revenue	—	117
Other long-term liabilities	78	86
Total liabilities	33,887	37,940
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2025 and December 31, 2024; 144,308,383 and 121,599,488 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	14	12
Additional paid-in capital	433,180	388,979
Accumulated other comprehensive income	12	27
Accumulated deficit	(166,179)	(101,400)
Total stockholders’ equity	267,027	287,618
Total liabilities and stockholders’ equity	$300,914	$325,558

OMNIAB, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
License and milestone revenue	$5,892	$8,650	$9,771	$13,866
Service revenue	2,236	2,533	7,263	11,949
xPloration revenue	30	—	754	—
Royalty revenue	218	(379)	878	576
Total revenue	8,376	10,804	18,666	26,391
Costs and operating expenses:
Cost of xPloration revenue	9	—	303	—
Research and development	13,909	13,306	47,754	55,110
General and administrative	6,839	7,360	29,215	30,741
Amortization of intangibles	3,228	6,059	12,912	17,407
Other operating expense (income), net	157	(41)	(2,549)	(2,365)
Total costs and operating expenses	24,142	26,684	87,635	100,893
Loss from operations	(15,766)	(15,880)	(68,969)	(74,502)
Other income (expense), net:
Interest income	1,225	655	2,660	3,106
Other income (expense), net	(5)	2	15	(15)
Total other income (expense), net	1,220	657	2,675	3,091
Loss before income taxes	(14,546)	(15,223)	(66,294)	(71,411)
Income tax benefit	367	2,155	1,515	9,378
Net loss	$(14,179)	$(13,068)	$(64,779)	$(62,033)

Net loss per share, basic and diluted	$(0.11)	$(0.12)	$(0.57)	$(0.61)
Weighted-average shares outstanding, basic and diluted	127,789	104,795	113,635	102,365

OMNIAB, INC.
RECONCILIATION OF GAAP COSTS AND OPERATING EXPENSES TO NON-GAAP CASH COSTS AND OPERATING EXPENSES
(in millions)

2026 Forecast
GAAP costs and operating expenses	$80 to $85
Less: Share-based compensation	15
Less: Depreciation and amortization	15
Non-GAAP cash costs and operating expenses	$50 to $55